UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

VIRTUAL RADIOLOGIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by Virtual Radiologic Corporation Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Virtual Radiologic Corporation
Commission File No: 001-33815
vRad Team:
We have exciting news to share. A few minutes ago, we issued a press release announcing that we have entered into an acquisition agreement with Providence Equity Partners. Under the terms of the agreement, Providence Equity Partners will acquire all of the outstanding common stock of vRad for $17.25 per share in cash—representing a premium of 41.7 percent over the 30-day average closing stock price of $12.18 as of May 14, 2010, and a premium of 54.9 percent over the three-month average closing stock price of $11.13.
Our Board of Directors unanimously approved this transaction, which is subject to customary closing conditions, and regulatory and shareholder approvals. We expect to complete the transaction by the third quarter of 2010.
The transaction represents a successful conclusion to a strategic review process by management and the Board over the past six months exploring how to maximize stockholder value and develop an even stronger future for the company. Providence shares our confidence in our future, and we believe they will help us build on our leadership position and implement our strategic plan to grow our business and deliver enhanced value to our customers.
Thanks to all of you and your efforts, our results have been strong—and we don’t see that changing. We need to keep doing all of the things that make vRad a great company, and most importantly, we need to stay focused on ensuring the highest quality care for our patients.
We’d like to reassure all of you that we do not anticipate that this transition will lead to any significant strategy changes or restructuring of the company. We also do not expect that there will be any significant effects on the structure of the current management team or on the roles and responsibilities of the vRad team members.
It’s important to note that should you receive any external calls or inquiries concerning the transaction, please direct them to Les Mann. And if you have any additional questions or concerns, feel free to talk with your supervisor. We will do our best to keep you posted about any new developments throughout this process.
We will be holding a “town hall” meeting for all team members this morning at 9:00 a.m. on the 5th floor. Call-in information will be contained in an Outlook appointment to follow. We strongly encourage all those available to attend.
Thank you again for your continued hard work and support—you all have had a part in growing vRad into the market leader that it is today.
See you soon!
Rob
Additional Information and Where You Can Find It
In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission a proxy statement and relevant documents concerning the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. The proxy statement (when it becomes available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed by the Company with the SEC by contacting the Company’s Investor Relations department by e-mail at info@virtualrad.com or by phone at (952) 595-1100. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decisions with respect to the proposed transaction. The Company and its directors, executive officers, and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different from those of the Company’s stockholders generally) is included in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available for free at the SEC’s web site at www.sec.gov and at the Investor Relations page of the Company’s web site at www.virtualrad.com.